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                                                                    EXHIBIT 10.1
                                                                    ------------
                           [on NaviSite letterhead]

                                                      August 2, 2001


Mr. Kenneth Hale
Chief Financial Officer
NaviSite, Inc.
400 Minuteman Road
Andover, MA 01810

Dear Mr. Hale:

          The purpose of this letter is to set forth the terms and conditions of your employment with NaviSite, Inc. (the "Company") for the period from August 2, 2001 to and through September 30, 2001 and as extended thereafter by the parties (the "Term").

          During the Term you will continue in the position of Chief Financial Officer and will report directly to the Chief Executive Officer (the "CEO"). You will be compensated as described below.

          In addition to your current base salary and stock options, which shall continue as currently compensated, on August 3rd, 2001 the Company will pay you $37,500. On September 30, 2001 the Company will pay you $37,500. In the event that your employment is extended for an additional thirty days from September 30, 2001, the Company shall pay you $10,000 on October 31, 2001. If your employment is voluntarily terminated by you or by the Company for Cause (as defined in the Executive Retention Agreement between the Company and you dated on or about April 13, 2001 (the "Executive Retention Agreement")), you shall return a portion of the August payment set forth above to the Company as set forth below.

          The portion to be returned is determined by multiplying the payment by a fraction, the numerator of which is the number of days remaining in August 2001 after the date your employment terminates and the denominator of which is the number of days included in August 2001. No repayment of the payment shall be required if your employment ends during the Term due to termination by the Company without Cause or because of your disability or death. If you terminate your employment for Good Reason you shall be deemed to have been terminated by the Company without Cause. The term "Good Reason" shall have the same meaning as in the Executive Retention Agreement. In the event your employment is voluntarily terminated by you or by the Company for Cause after August 2001, you will forfeit any unpaid payments described herein. In the event of a termination without Cause by Company, you will be paid in full for the Term.

          The Company shall have the right to withhold taxes from any payment to be made hereunder to the extent required by any applicable law or regulation.
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          The parties acknowledge and agree the Executive Retention Agreement is terminated as of August 2, 2001.


          If you agree with terms of this letter, I would appreciate your signing and returning the enclosed copy of this letter to me.



                                                Sincerely,

                                                NAVISITE, INC.



                                                By:  /s/ David S. Wetherell
                                                    -----------------------
                                                David S. Wetherell
                                                Its Chairman of the Board





Agreed to:


/s/ Kenneth W. Hale
-------------------
Kenneth Hale